Exhibit 99.1

News Release

Contacts:
Investors	Mark McHugh	904-357-3757
Media	Mike Bell	904-321-5537

Rayonier Announces the Nomination of Bernard Lanigan, Jr. and Andrew G.
Wiltshire to its Board of Directors and Details of its Annual Shareholders Meeting

JACKSONVILLE, FL, March 30, 2015 - Rayonier (NYSE:RYN) announced today the nomination of Bernard Lanigan, Jr. and Andrew G. Wiltshire to the board of directors for election at its annual meeting of shareholders scheduled for May 14, 2015. The other nominees include seven current members of the board.

“We are excited to announce the nomination of Bernie Lanigan and Andy Wiltshire to our board,” said Richard D. Kincaid, Rayonier’s Chairman. “They will bring considerable timberland investment expertise, forest products industry perspective, and public company board experience to join an already highly accomplished and experienced board.”

Bernard Lanigan, Jr.

Mr. Lanigan founded and has served as Chairman and Chief Executive Officer of Southeast Asset Advisors, Inc., a registered investment advisor and wealth management company, since 1991. He also founded and has served as Chairman of Lanigan & Associates, P.C., a certified public accounting and consulting firm, since 1974. Mr. Lanigan previously served on the board of directors of Texas Industries, Inc. (NYSE), and currently serves on the boards of directors of Ruby Tuesday, Inc. (NYSE) and various private companies and foundations. Mr. Lanigan has leadership experience with large, complex and diverse organizations, a strong background in financial, accounting and tax matters and experience in strategic planning and risk assessment. He also has extensive experience advising investors, as well as investing on his own behalf, in timberland, forest products and real estate in general.

Andrew G. Wiltshire

Mr. Wiltshire is Managing Director and Head of Alternative Assets at the Harvard Management Company, the investment management company that is responsible for managing Harvard University’s endowment and related financial assets. In this role, he is accountable for Harvard’s private equity, real estate, hedge fund and natural resource portfolios. Mr. Wiltshire was previously a senior manager at GMO Renewable Resources LLC, a global timber investment management organization, and prior to such time was employed by Rayonier New Zealand Limited, a wholly-owned subsidiary of Rayonier Inc. Mr. Wiltshire began his career with the New Zealand Forest Service in a variety of planning and management roles in natural and plantation forests. Mr. Wiltshire has extensive direct investment experience and expertise in the areas of managing and investing in timberlands and natural resources across the globe.

225 Water Street, Jacksonville, FL 32202     904-357-9100

Exhibit 99.1

Rayonier’s Annual Meeting of Shareholders

Rayonier’s 2015 annual meeting of shareholders is scheduled for 4:00 p.m. (Eastern Time) on Thursday, May 14, 2015 at the Hyatt Regency Jacksonville Riverfront Hotel, 225 East Coastline Drive, Jacksonville, Florida. All Rayonier shareholders of record at the close of business on March 16, 2015 will be entitled to vote at the meeting.

At the meeting, shareholders will vote on the election of directors. In addition to Messrs. Lanigan and Wiltshire, the nominees for election include current directors Richard D. Kincaid, John A. Blumberg, Dod A. Fraser, Scott R. Jones, Blanche L. Lincoln, V. Larkin Martin and David L. Nunes. Shareholders will also be voting on the compensation of Rayonier’s named executive officers, the ratification of Rayonier’s appointment of Ernst & Young LLP as its independent registered public accounting firm for 2015, and any other matter as may properly come before the meeting.

Rayonier proxy materials, including Rayonier’s 2014 annual report on Form 10-K and proxy statement, have been filed with the Securities and Exchange Commission and may be accessed on Rayonier’s website at www.rayonier.com.
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About Rayonier
Rayonier is a leading international land resources company primarily engaged in timberland management and the sale of real estate. Rayonier owns, leases or manages approximately 2.7 million acres of timberlands located in the U.S. and New Zealand. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.

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225 Water Street, Jacksonville, FL 32202     904-357-9100